UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported) August 2, 2005

Oracle Corporation

(Exact name of Registrant as Specified in its Charter)

Delaware	0-14376	94-2871189
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

500 Oracle Parkway, Redwood City, California	94065
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (650) 506-7000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 8 – Other Events

Item 8.01 Other Events

On August 2, 2005, Oracle, through a wholly-owned subsidiary, entered into a Share Purchase Agreement with OrbiTech Limited, a subsidiary of Citigroup Inc., for the purchase of 32,236,000 shares of i-flex solutions ltd., an Indian company (Bombay Stock Exchange: IFLX.BO and National Stock Exchange of India: IFLX.NS). The shares to be purchased from OrbiTech constitute approximately 41% of the outstanding common stock of i-flex.

Under the terms of the Share Purchase Agreement, Oracle will pay 800 Indian rupees per share, for a total purchase price of 25,788,800,000 rupees, or approximately $592.8 million.

As a result of entering into the Share Purchase Agreement, under Indian law Oracle is obligated to make an open offer to purchase up to 20% of the outstanding equity of i-flex. Oracle will make the open offer at 882.62 rupees per share. If the open offer is fully subscribed, the additional purchase price would be approximately $316 million, and the total consideration would be approximately $909 million.

The purchase is conditioned upon customary closing conditions, including that: (i) no action, proceeding, injunction, order or decree shall prohibit or materially restrict the consummation of the transactions in the Share Purchase Agreement; (ii) all necessary government approvals have been received, including Indian regulatory approvals and antitrust approvals from the United States, Germany and Ireland; (iii) there have not been any state of facts, conditions or changes which would have a material adverse effect on i-flex; and (iv) the open offer has closed.

The parties expect the purchase to close by the end of 2005, although there can be no assurances that the purchase will close in that time period.

On August 2, 2005, Oracle issued a press release announcing that it had entered into the Share Purchase Agreement, which is attached hereto as Exhibit 99.1.

Section 9 – Financial Statements and Exhibits

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

99.1	Press Release dated August 2, 2005 of Oracle Corporation

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SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ORACLE CORPORATION

Dated: August 8, 2005	By:	/s/ Greg Maffei
	Name:	Greg Maffei
	Title:	President and Chief Financial Officer

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Exhibit Index

99.1	Press release dated August 2, 2005 of Oracle Corporation

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